                                                                Exhibit No. 11


                  FIRST CITIZENS FINANCIAL CORPORATION AND SUBSIDIARY
                      UNAUDITED COMPUTATION OF PRIMARY AND FULLY
                               DILUTED EARNINGS PER SHARE
                         (In thousands, except per share data)

                                                                                Three Months                 Nine Months
                                                                                   Ended                       Ended
                                                                                September 30,               September 30,
                                                                              ----------------            ----------------
                                                                              1995        1994(a)         1995        1994(a)
                                                                              ----        ----            ----        ----
PRIMARY:
Net income.............................................................   $   1,044   $  1,087          $ 2,945     $ 2,811
                                                                              =====      =====            =====       =====

Shares:
Weighted average number of common shares outstanding...................       2,620      2,573            2,606       2,569
Dilutive effect of exercise of stock options...........................         257        267              253         247
                                                                             ------     ------           ------      ------
Weighted average number of common shares outstanding,
  as adjusted..........................................................       2,877      2,840            2,859       2,816
                                                                              =====      =====            =====       =====

Earnings per share.....................................................   $     .36  $     .38        $    1.03    $   1.00
                                                                             ======     ======           ======      ======

ASSUMING FULL DILUTION:

Shares:
Weighted average number of common shares, as adjusted
 for primary computation...............................................       2,877      2,840            2,859       2,816
Additional dilutive effect of exercise of stock options................           4         15               23          39
                                                                           --------    -------          -------     -------
Weighted average number of common shares outstanding,
  as adjusted..........................................................       2,881      2,855            2,882       2,855
                                                                              =====      =====            =====       =====

Earnings per share..................................................... $       .36  $     .38       $     1.02   $     .98
                                                                            =======    =======          =======     =======

(a) Restated for the effects of a 10% stock dividend declared on April 21, 1995, which was distributed on June 5, 1995 to stockholders of record as of May 5, 1995.







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